November 21, 2018

Scott Christopher
Chief Financial Officer
Fortress Transportation & Infrastructure Investors LLC
1345 Avenue of the Americas
New York, NY 10105

       Re: Fortress Transportation & Infrastructure Investors, LLC
           Form 10-Q for Fiscal Quarter Ended June 30, 2018
           Filed August 3, 2018
           Form 10-K for Fiscal Year Ended December 31, 2017
           Filed March 1, 2018
           File No. 001-37386

Dear Mr. Christopher:

       We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of
Manufacturing and
                                                          Construction